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                                                                    EXHIBIT 5.1



                               September 17, 1997



ITEQ, Inc.
2727 Allen Parkway, Suite 760
Houston, Texas 77019

        Re:  Opinion as to Legality of Common Stock of ITEQ, Inc.

Gentlemen:

        We have examined the certificate of incorporation and bylaws, both as amended to date, and the corporate proceedings of ITEQ, Inc. ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 10,040,049 shares of Common Stock, $.001 par value, which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

        1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

        2. The up to 10,040,049 shares issuable upon consummation of the merger with Astrotech International Corporation will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

        We consent to the use of this opinion and the reference to our firm in the Joint Proxy Statement/Prospectus.

                                        Very truly yours,

                                        /s/ PORTER & HEDGES, L.L.P.

                                        PORTER & HEDGES, L.L.P.